Exhibit 99.1

OVERVIEW

We provide comprehensive 3D printing and digital manufacturing solutions, including 3D printers for plastics, metals and bioinks, materials, software, advanced manufacturing services and digital design tools. Our solutions support advanced applications in two key industry verticals: Healthcare (which includes dental, medical devices, personalized health services and regenerative medicine) and Industrial (which includes aerospace, defense, transportation and general manufacturing). We market our products and services through subsidiaries in North America and South America (collectively referred to as “Americas”), Europe and the Middle East (collectively referred to as “EMEA”) and the Asia Pacific region. We have 35 years of experience and expertise, which have proven vital to our development of an ecosystem and end-to-end digital workflow solutions, which enable customers to optimize product designs, transform workflows, bring innovative products to market and drive new business models.

We offer our customers a comprehensive range of 3D printers, materials, software, digital design tools, 3D scanners and virtual surgical simulators.

●	3D Printers. Our 3D printers transform digital data input generated by 3D design software, Computer Aided Design (“CAD”) software or other 3D design tools into printed parts using several unique print engines that employ proprietary, additive layer by layer building processes with a variety of materials. As part of our solutions oriented strategy, we offer a broad range of 3D printing technologies, including Stereolithography (“SLA”), Selective Laser Sintering (“SLS”), Direct Metal Printing (“DMP”), MultiJet Printing (“MJP”), ColorJet Printing (“CJP”) and Bio-Printing.
●	Materials for 3D Printing Solutions. Our printers utilize a wide range of materials, the majority of which are proprietary materials that we develop, blend and market. Our comprehensive range of materials includes plastic, nylon, metal, composite, elastomeric, wax, polymeric dental materials and bio-compatible materials. We augment and complement our portfolio of engineered materials with materials that we purchase or develop with third parties under private label and distribution arrangements.

We work closely with our customers to optimize the performance of our materials in their applications. Our expertise in materials science and formulation, combined with our processes, software and equipment, enables us to provide unique solutions and help our customers select the material that best meets their needs with optimal cost and performance results.

As part of our solutions approach, our currently offered printers, with the exception of direct metal printers and bio-printers, have built-in intelligence to make them integrated, closed systems. For these integrated printers, we furnish materials specifically designed for use in those printers, which are packaged in smart cartridges and utilize material delivery systems. These integrated materials are designed to enhance system functionality, productivity, reliability and materials shelf life, in addition to providing our customers with a built-in quality management system and a fully integrated workflow solution.

●	Software and Related Products. We provide digital design tools, including software, scanners and haptic devices. We offer solutions for product design, simulation, mold and die design, 3D scan-to-print, reverse engineering, production machining, metrology, inspection and manufacturing workflows. These products are designed to enable a seamless workflow for customers, and are marketed under brand names such as Geomagic®. We also offer 3D Sprint and 3DXpert, proprietary software to prepare and optimize CAD data and manage the additive manufacturing processes. These software products provide automated support building and placement, build platform management, print simulation and print queue management capabilities. The outcome is the ability to improve the quality of prints, optimize design structure, shorten design to manufacturing lead time and minimize manufacturing costs. In addition, we offer Oqton as a cloud based-manufacturing operating system designed to automate digital production workflows.

●	Maintenance and Training Services. We provide a variety of customer services, local application support and field support on a worldwide basis for our products, including installation of new printers at customers’ sites, maintenance agreements, periodic hardware upgrades and software updates. We also provide services to assist our customers and partners in developing new applications for our technologies, to facilitate the use of our technology for specific applications, to train customers on the use of our printers and to maintain our printers at customers’ sites. We provide these services, spare parts and field support either directly or through a network of reseller partners. We employ customer-support sales engineers to support our worldwide customer base, and we seek to continue to strengthen and enhance our partner network and service offerings.

Our 3D printers are sold with a warranty period ranging from 90 days to one year. After the warranty period, we generally offer service contracts that enable our customers to continue service and maintenance coverage. These service contracts are offered with various levels of support and options, and are priced accordingly. Our service engineers provide regularly scheduled preventive maintenance visits to customer sites, we provide training to our partners to enable them to perform these services, and we are adding remote monitoring and maintenance capabilities through our 3DConnect software.

From time to time, we also offer upgrade kits for certain of our printers that enable our existing customers to take advantage of new or enhanced printer capabilities. In some cases, we have discontinued upgrade support and maintenance agreements for certain of our older legacy printers.

●	Advanced Manufacturing Services. As part of our strategy to help customers adopt additive manufacturing, we offer advanced manufacturing services through facilities in the Americas and EMEA regions. These facilities, which include our Customer Innovation Centers, supplement customer manufacturing environments by allowing them to test and ramp production using our solutions before transitioning production to their environment. This allows us to provide application and production expertise and refine the production process as part of our solutions approach. As the process is validated and volumes ramp, customers may choose to move production to their facilities using equipment, materials, software and services that they purchase from us. These facilities operate under stringent quality systems and are also utilized by customers in regulated industries such as healthcare and aerospace & defense for sustained outsourced production of hundreds of thousands of parts per year.
●	Software Services. In addition to our software license products described above, we offer software maintenance, which includes updates and support for our software products. Our software is sold with maintenance service that generally covers a period of one year. After this initial period, we offer single and multi-year maintenance contracts that enable our customers to continue coverage. These software service contracts typically include free software updates and various levels of technical support.
●	Healthcare Services. As part of our precision healthcare services, we provide surgical planning, modeling, prototyping and manufacturing services. We offer printing and finishing of medical and dental devices, anatomical models and surgical guides and tools, as well as modeling, design and planning services, including VSP™.

Based on internal analysis for the first half of 2021, we estimate that the average printer we sold will generate on average lifetime revenue of approximately $287,000, including revenue attributable to hardware, software, services and materials, resulting in a lifetime value to customer acquisition cost (LTV / CAC) ratio of approximately 5.5x.

We estimate that the total market for 3D printing was approximately $12.6 billion in 2020, based on the market size published by Wohler’s Associates and SmarTech, and the market is projected to grow at a compound annual growth rate of approximately 17% over the next three years. The total 3D printing market is projected to reach as much as $37 billion by 2026. The projected market size is based on the median data compiled by nine different market analysts based on their review of the market in 2020.

New Strategic Focus and Restructuring

Our business portfolio is well-balanced across end markets and geographies and includes significant businesses serving critical sectors such as healthcare, aerospace and durable goods. During the three months ended September 30, 2021, approximately 54% of our revenue was attributable to U.S. operations with approximately 46% attributable to operations outside the United States (excluding contribution from divested units). In addition, our technologies and process knowledge enable more than 700,000 production parts to be made through additive manufacturing each day. In May 2020, our Chief Executive Officer and President, Dr. Jeffrey Graves, was hired. Dr. Graves undertook an initial assessment of the Company, and on August 5, 2020, we announced a strategic focus and reorganization, to align our cost structure to the level of revenues, and a restructuring of our business into two key industry verticals: Healthcare and Industrial.

We completed the restructuring efforts in the second quarter of 2021. Cost reduction efforts have included reducing the number of facilities and examining every aspect of our manufacturing and operating costs. We incurred cash charges for severance, facility closing and other costs, primarily in the second half of 2020, and continued to incur additional charges through the second quarter of 2021, when we finalized all restructuring activities. We incurred total charges of $21.1 million for severance, facility closings and other costs in accomplishing these efforts, including non-cash charges of $6.4 million, which are included in facility closing costs.

We also divested parts of the business that do not align with our strategic focus on additive manufacturing. In January 2021 we sold Cimatron Ltd., which operated our Cimatron integrated CAD/CAM software for the tooling business and its GibbsCAM CNC programming software business, for approximately $64.2 million. In August 2021 we sold our Simbionix line of surgical simulators for $305 million, and in September 2021 we sold our On Demand Manufacturing business for $82 million.

In November 2021 we acquired Oqton, a software company that is a leader in the creation of a new breed of intelligent, cloud-based Manufacturing Operating System (MOS) platform. This platform is tailored for flexible production environments that increasingly utilize a range of advanced manufacturing and automation technologies, including additive manufacturing (AM) solutions, in their production workflows. The cloud-based solution leverages the Industrial Internet of Things (IIOT), artificial intelligence (AI), and machine learning technologies to deliver a solution for customers to automate their digital manufacturing workflows, scale their operations and enhance their competitive position. The purchase price was $183 million, including $108 million in cash and the remainder in shares of the Company’s common stock.

In October 2021 we entered into an agreement to acquire Volumetric, a biotech company whose mission is to develop the ability to manufacture human organs using bioprinting methods with a focus on the human liver and the underlying technologies required to create these highly complex biological structures. In connection with the acquisition, we plan to establish a world-class research capability in Houston, Texas. The transaction consideration includes a $45 million closing payment, subject to customary closing adjustments, with up to $355 million of additional consideration (which we will record as compensation expense in accordance with U.S. GAAP), achievable and payable through December 31, 2035, linked to the attainment of significant milestones in the demonstration of human applications. These payments are all comprised of approximately half cash and half shares of the Company’s common stock. If all of the milestones are accomplished, the total purchase price for the acquisition will be $400 million. Closing is subject to customary conditions and is expected to occur in the fourth quarter of 2021.

In October 2021, we also expanded our joint development program with United Therapeutics. This program was first established in 2017 and combines our 3D printing expertise with the regenerative medicine and biotechnology expertise of United Therapeutics. To date, the program has had a strong, singular focus on developing the capability to print scaffolds for human lungs to establish an unlimited supply of human lungs, requiring no immunosuppression, with a long-term goal of allowing all patients with end-stage lung disease to receive transplants which will enable them to enjoy long and active lives. Based upon the progress made toward this goal, the program is now being expanded to include two additional human organs, with support now designated through 2025.

Summary Consolidated Financial Data

	Year Ended December 31,			Nine Months Ended September 30,
	2020	2019	2018	2021		2020
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Products	$332,799	$389,337	$433,100	$311,170		$220,248
Services	224,441	247,017	258,445	153,599		164,340
Total revenue	557,240 (1)	636,354 (1)	691,545	464,769	(2)	384,558
Cost of sales:
Products	227,681	234,581	233,678	180,251		147,950
Services	106,184	121,232	133,473	86,958		85,712
Total cost of sales	333,865	355,813	367,151	267,209		233,662
Gross profit	223,375	280,541	324,394	197,560		150,926
Operating expenses:
Selling, general and administrative	219,895	254,355	272,287	176,800		167,213
Research and development	74,143	83,290	95,298	49,987		55,107
Impairment of goodwill	48,300	—	—	—		48,300
Total operating expenses	342,338	337,645	367,585	226,787		270,620
Income (loss) from operations	(118,963)	(57,104)	(43,191)	(29,227)		(119,694)
Interest and other expense, net	(24,447)	(7,996)	(37)	354,396		(7,598)
Income (loss) before income taxes	(143,410)	(65,100)	(43,228)	325,169		(127,292)
Provision for income taxes	(6,184)	(4,532)	(2,035)	3,083		(2,472)
Net income (loss)	(149,594)	(69,632)	(45,263)	328,252		(129,764)
Less: net income attributable to noncontrolling interests	—	248	242	—		—
Net income (loss) attributable to 3D Systems Corporation	$(149,594)	$(69,880)	$(45,505)	$328,252		$(129,764)
Net income (loss) per share available to 3D Systems Corporation common stockholders - basic	$(1.27)	$(0.61)	$(0.41)	$2.69		$(1.12)
Net income (loss) per share available to 3D Systems Corporation common stockholders - diluted	$(1.27)	$(0.61)	$(0.41)	$2.63		$(1.12)

(1)	Excluding revenue attributable to divested units, revenue for the year ended December 31, 2020 was $413 million as compared to $465 million for the year ended December 31, 2019.
(2)	Excluding revenue attributable to divested units, revenue for the three months ended September 30, 2021 was $137 million, representing a 35.9% increase compared to the corresponding period in the prior year, revenue for the three months ended June 30, 2021 was $136 million, representing a 70.4% increase compared to the corresponding period in the prior year and revenue for the three months ended March 31, 2021 was $121 million, representing a 23.0% increase compared to the corresponding period in the prior year.

	As of December 31,		As of September 30,
	2020	2019	2021
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$75,010	$133,665	$502,752
Working capital(1)	181,785	210,206	539,778
Accounts receivable – net	114,254	109,408	89,926
Inventories – net	116,667	111,106	89,325
Total assets	733,055	807,312	1,005,103
Total liabilities	302,332	293,416	255,953
Total shareholders’ equity	430,723	513,896	749,150

(1)	We define working capital as current assets less current liabilities.